EXHIBT 99.1

PRESS RELEASE

Contact Information: Kite Realty Group Trust Dan Sink, Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Investors/Media: David Buell Manager, Financial Reporting (317) 713-5647 dbuell@kiterealty.com

Kite Realty Group Trust Reports
Second Quarter 2011 Results

Highlights

•	Funds From Operations was $0.12 per diluted common share for the second quarter of 2011.

•	Same Property Net Operating Income increased 3.0%.

•	40 new and renewal leases for 281,200 square feet were executed during the quarter for aggregate cash rent spreads of 3.2%.

•	Small shop leasing percentage improved year over year to 80.6% from 75.9%, partially driving an increase in the operating retail portfolio leased percentage to 93.0% from 91.0%.

•	Acquired Lithia Crossing in Tampa, Florida for $13.3 million in an off-market transaction

•	Delray Marketplace in Delray Beach, Florida transitioned to an in-process development project.

•	Signed 99,000 square feet of national junior anchor leases at our New Hill Place development in Holly Springs, North Carolina.

•	Subsequent to the end of the quarter, the Company closed on $82 million of non-recourse, secured loans on six properties with a 10-year term at an interest rate of 5.44%.

Indianapolis, Ind., August 4, 2011 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its second quarter ended June 30, 2011.  Financial statements and exhibits attached to this release include results for the three and six months ended June 30, 2011 and 2010.

Financial and Operating Results

For the three months ended June 30, 2011, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $8.4 million, or $0.12 per diluted share, for the Kite Portfolio compared to $7.5 million, or $0.11 per diluted share, for the same period in the prior year.  The Company’s allocable share of FFO was $7.5 million for the three months ended June 30, 2011 compared to $6.7 million for the same period in 2010.

For the six months ended June 30, 2011, FFO was $15.3 million, or $0.21 per diluted share, for the Kite Portfolio compared to $14.6 million, or $0.21 per diluted share, for the same period in the prior year.  The Company’s allocable share of FFO was $13.6 million for the six months ended June 30, 2011 compared to $13.0 million for the same period in 2010.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties, and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The Company believes presenting FFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results.  A reconciliation of net income to FFO is included in the attached table.

Net loss attributable to Kite Realty Group Trust was $1.1 million for the second quarter of 2011 compared to a net loss in the prior year of $4.0 million.  This change is primarily attributable to a decrease of $2.3 million in depreciation and amortization expense due to accelerated depreciation taken in the prior year on certain redevelopment properties. The Company’s total revenue for the second quarter of 2011 was $25.3 million, an increase from $24.8 million for the same period in 2010.  This increase is due to an improvement in revenue from property operations of $2.4 million as a result of improved occupancy levels, current year acquisitions and a lease termination fee partially offset by a planned decline in construction volume of $1.9 million.

Net loss attributable to Kite Realty Group Trust was $3.2 million for the first six months of 2011 compared to a net loss in the prior year of $5.1 million.  This change is primarily attributable to a decrease of $1.6 million in depreciation and amortization expense due to accelerated depreciation taken in the prior year on certain redevelopment properties.  The Company’s total revenue for the first six months of 2011 was $49.8 million, down from $50.4 million for the same period in 2010.  This decrease reflects a planned decline in construction volume of $3.7 million.  These decreases were partially offset by an improvement in revenue from property operations of $3.2 million due to improved occupancy levels, current year acquisitions and a lease termination fee.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer, said "We continued our positive trends in operating performance this quarter.  The same property NOI increased to 3.0% from 1.0% in the first quarter and the retail portfolio increased to 93% leased.  We are also making solid progress on the balance sheet with the line of credit renewal for three years and the securing of long-term property level debt at attractive interest rates.  In addition, Delray Marketplace is now in-process and we plan to deliver at the end of 2012."

Operating Portfolio

As of June 30, 2011, the Company owned interests in 53 retail operating properties totaling approximately 8.0 million square feet.  The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 93.0% leased as of June 30, 2011, compared to 92.3% leased as of the end of the prior quarter.  This improvement was driven by an increase in the small shop leased percentage to 80.6% as of June 30, 2011, compared to 78.2% at the end of the prior quarter.

In addition, the Company owns four operating commercial properties totaling 580,800 square feet.  As of June 30, 2011, the owned net rentable area of the commercial operating portfolio was 93.3% leased, compared to 92.0% at the end of the prior quarter.  The combined retail and commercial operating portfolio leased percentage was 93.1% as of June 30, 2011, compared to 92.3% as of the end of the prior quarter.

On a same property basis, the leased percentage of 54 same store operating properties increased 1.4% to 93.0% at June 30, 2011 from 91.6% at June 30, 2010.  Same property net operating income (“NOI”) for these properties increased 3.0% in the second quarter of 2011 compared to the same period in the prior year.

Leasing Activities

During the second quarter of 2011, the Company executed 40 new and renewal leases totaling approximately 281,200 square feet with aggregate cash rent spreads of 3.2%.  New leases were signed with 19 tenants for approximately 166,900 square feet of GLA.  These leases represent a 3.6% positive cash rent spread.  A total of 21 leases for 114,300 square feet were renewed during the quarter for a 2.8% positive cash rent spread.

The Company executed four new national junior anchor leases during the quarter totaling 99,000 square feet to anchor our New Hill Place future development in Holly Springs, North Carolina (Raleigh, North Carolina MSA).

Development and Acquisition Activities

The Company transitioned the Delray Marketplace project in Delray Beach, Florida to an in-process development with the commencement of construction.  The Company has 20 executed leases at this property, which include anchors Publix and Frank Theatres, and the property is 62.5% pre-leased or committed.  These leases include tenants such as Apricot Lane, Bobby Chan, Charming Charlie, Chico’s, JoS. A. Bank, Max’s Grille, and White House | Black Market.   The total estimated costs of this project are expected to be $95 million, with opening scheduled for the fourth quarter of 2012.  The Company intends to commence vertical construction upon finalizing construction financing.

As of June 30, 2011, in addition to the Delray Marketplace project, the Company owned interests in four in-process development/redevelopment projects that are expected to total 453,300 owned square feet upon completion.  The total estimated cost of these projects is approximately $94.7 million, of which $68.8 million had been incurred as of June 30, 2011.

In June, the Company acquired Lithia Crossing, an 81,000 square foot unencumbered neighborhood shopping center in Tampa, Florida.  Lithia Crossing is 95.6% leased, anchored by Stein Mart and features a diverse lineup of national, regional, and local tenants such as Cold Stone Creamery, Panera Bread and Starbucks.  The purchase price, exclusive of closing costs, was $13.3 million reflecting an initial 8% cap rate.

Financing Activities

During the second quarter and through the date of this release, the Company completed the following financing activities:

•
Entered into an amended and restated three-year $200 million unsecured revolving credit facility with a one-year extension option.  Terms of the agreement include pricing at LIBOR plus 225 to 325 basis points, depending on the Company’s leverage, and an expansion feature allowing up to $300 million of total borrowing capacity, subject to certain conditions.

•
Increased the borrowing capacity on the construction loan on its South Elgin Commons developoment from $9.4 million to $16.5 million and removed the LIBOR floor of 2.00%.  The loan has a maturity date of September 30, 2013 and carries a variable interest rate of LIBOR plus 325 basis points.

•
Closed on an extension of the $4.7 million loan secured by our Delray Marketplace in-process development that was scheduled to mature in June 2011.The new maturity date on the loan is January 2012.  The Company intends to refinance this loan with a longer-term construction loan.

•	Closed on a three-year $3.7 million loan secured by the Fishers Station property to replace the loan that matured in June 2011

•
In August, secured $82 million of nonrecourse loan proceeds on the following properties at a fixed interest rate of 5.44%:  Eddy Street Commons, Bayport Commons, Hamilton Crossing, Boulevard Crossing, Publix at Acworth, and Naperville Marketplace.  The net proceeds of these loans were utilized to pay down the variable rate loans on Bayport Commons, Eddy Street Commons, Glendale Town Center, and the remainder was initially used to pay down the Company’s line of credit.

After completing the above transactions, the Company has reduced its 2011 debt maturities to $20.5 million.
Distributions

On June 17, 2011, the Board of Trustees declared a quarterly common share cash distribution of $0.06 per common share for the quarter ended June 30, 2011 payable to shareholders of record as of July 7, 2011.  This distribution was paid on July 14, 2011.  The Board of Trustees anticipates declaring a quarterly cash distribution for the quarter ending September 30, 2011 later in the third quarter.

On August 4, 2011, the Board of Trustees declared a quarterly preferred share cash distribution of $0.515625 per preferred share covering the distribution period from June 2, 2011 to September 1, 2011 payable to shareholders of record as of August 18, 2011.  This distribution will be paid on September 1, 2011.

FFO Guidance

The Company is reaffirming its FFO guidance for the year ending December 31, 2011 in a range of $0.40 to $0.45 per diluted share.  Following is a reconciliation of estimated net loss per common share to estimated diluted FFO per share:

Guidance Range for 2011	Low	High
Net loss per diluted share	$(0.06)	$(0.01)
Depreciation and amortization	0.46	0.46
FFO per diluted share	$ 0.40	$ 0.45

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Friday, August 5th at 9:00 a.m. eastern time.  A live webcast of the conference call will be available online on the Company’s website at www.kiterealty.com.  The dial-in numbers are (866) 700-6979 for domestic callers and (617) 213-8836 for international callers (passcode 14142685).  In addition, a telephonic replay of the call will be available until November 12, 2011.  The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 46076491).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At June 30, 2011, the Company owned interests in a portfolio of 63 operating and redevelopment properties totaling approximately 9.2 million square feet and an additional three properties currently under development totaling 0.5 million square feet.

Safe Harbor

This press release contains certain statements that are not historical fact and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including, without limitation: national and local economic, business, real estate and other market conditions, particularly in light of the recent recession; financing risks, including the availability of and costs associated with sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust (“REIT”) for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; risks related to the geographical concentration of our properties in Indiana, Florida and Texas; and other factors affecting the real estate industry generally.  The Company refers you the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	June 30, 2011	December 31, 2010
Assets:
Investment properties, at cost:
Land	$235,226,401	$228,707,073
Land held for development	27,386,474	27,384,631
Buildings and improvements	811,185,092	780,038,034
Furniture, equipment and other	5,316,669	5,166,303
Construction in progress	162,662,779	158,636,747
	1,241,777,415	1,199,932,788
Less: accumulated depreciation	(166,116,130)	(152,083,936)
	1,075,661,285	1,047,848,852
Cash and cash equivalents	7,592,584	15,394,528
Tenant receivables, including accrued straight-line rent of $10,124,407 and $9,113,712, respectively, net of allowance for uncollectible accounts	18,063,651	18,204,215
Other receivables	3,681,024	5,484,277
Investments in unconsolidated entities, at equity	16,747,528	11,193,113
Escrow deposits	12,286,429	8,793,968
Deferred costs, net	28,575,072	24,207,046
Prepaid and other assets	2,034,874	1,656,746
Total Assets	$1,164,642,447	$1,132,782,745

Liabilities and Equity:
Mortgage and other indebtedness	$654,342,842	$610,926,613
Accounts payable and accrued expenses	35,736,196	32,362,917
Deferred revenue and other liabilities	13,368,544	15,399,002
Total Liabilities	703,447,582	658,688,532
Commitments and contingencies
Redeemable noncontrolling interests in the Operating Partnership	43,144,118	44,115,028
Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 2,800,000 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	70,000,000	70,000,000
Common Shares, $.01 par value, 200,000,000 shares authorized 63,576,651 shares and 63,342,219 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	635,767	633,422
Additional paid in capital	448,792,206	448,779,180
Accumulated other comprehensive loss	(1,371,962)	(2,900,100)
Accumulated deficit	(104,284,327)	(93,447,581)
Total Kite Realty Group Trust Shareholders’ Equity	413,771,684	423,064,921
Noncontrolling Interests	4,279,063	6,914,264
Total Equity	418,050,747	429,979,185
Total Liabilities and Equity	$1,164,642,447	$1,132,782,745

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Minimum rent	$18,974,092	$17,741,385	$37,341,334	$35,476,596
Tenant reimbursements	4,866,020	4,259,847	10,045,231	9,101,108
Other property related revenue	1,414,061	849,036	2,302,593	1,948,848
Construction and service fee revenue	76,483	1,950,848	86,520	3,830,198
Total revenue	25,330,656	24,801,116	49,775,678	50,356,750
Expenses:
Property operating	4,541,865	3,733,851	9,451,877	8,308,203
Real estate taxes	3,639,368	3,163,086	6,952,312	6,539,400
Cost of construction and services	114,254	1,637,383	164,167	3,395,701
General, administrative, and other	1,413,918	1,254,792	3,262,370	2,630,762
Depreciation and amortization	9,893,224	12,165,390	19,070,097	20,710,245
Total expenses	19,602,629	21,954,502	38,900,823	41,584,311
Operating income	5,728,027	2,846,614	10,874,855	8,772,439
Interest expense	(5,840,521)	(7,237,738)	(11,742,146)	(14,334,601)
Income tax benefit/(expense) of taxable REIT subsidiary	30,760	(127,264)	46,833	(153,100)
Income/(loss) from unconsolidated entities	92,220	(98,595)	4,595	(98,595)
Other income	93,582	66,810	142,620	132,560
Consolidated net income/(loss)	104,068	(4,550,173)	(673,243)	(5,681,297)
Net loss attributable to noncontrolling interests	282,545	529,618	353,039	586,062
Net income (loss) attributable to Kite Realty Group Trust	386,613	(4,020,555)	(320,204)	(5,095,235)
Dividends on preferred shares	(1,443,750)	—	(2,887,500)	—
Net loss attributable to common shareholders	$(1,057,137)	$(4,020,555)	$(3,207,704)	$(5,095,235)

Net loss income per common share attributable to Kite Realty Group Trust common shareholders – basic and diluted	$(0.02)	$(0.06)	$(0.05)	$(0.08)

Weighted average common shares outstanding – basic and diluted	63,567,964	63,209,194	63,508,337	63,165,588
Dividends declared per common share	$0.0600	$0.0600	$0.1200	$0.1200

Kite Realty Group Trust
Funds From Operations
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated net income / (loss)	$104,068	$(4,550,173)	$(673,243)	$(5,681,297)
Less dividends on preferred shares	(1,443,750)	—	(2,887,500)	—
Less net (loss) income attributable to noncontrolling interests in properties	(25,189)	24,563	(41,775)	(54,526)
Add depreciation and amortization of consolidated entities, net of noncontrolling interests	9,755,149	12,004,739	18,769,535	20,327,252
Add depreciation and amortization of unconsolidated entities	13,867	41,359	97,067	41,359
Funds From Operations of the Kite Portfolio1	8,404,145	7,520,488	15,264,084	14,632,788
Less redeemable noncontrolling interests in Funds From Operations	(916,052)	(842,294)	(1,670,645)	(1,638,872)
Funds From Operations allocable to the Company1	$7,488,093	$6,678,194	$13,593,439	$12,993,916

Basic and Diluted FFO per share of the Kite Portfolio	$0.12	$0.11	$0.21	$0.21

Basic weighted average Common Shares outstanding	63,567,964	63,209,194	63,508,337	63,165,588
Diluted weighted average Common Shares outstanding	63,856,717	63,476,111	63,805,935	63,396,648
Basic weighted average Common Shares and Units outstanding	71,419,121	71,178,077	71,361,752	71,137,042
Diluted weighted average Common Shares and Units outstanding	71,707,874	71,444,993	71,659,350	71,368,102

____________________
1
“Funds From Operations of the Operating Partnership” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Number of properties at period end1	54	54		54	54

Leased percentage at period-end	93.0%	91.6%		93.0%	91.6%
Minimum rent	$16,624,349	$16,167,069		$33,036,418	$32,555,283
Tenant recoveries	4,031,858	3,926,694		8,545,462	8,469,540
Other income	43,890	36,367		148,162	101,359
	20,700,097	20,130,130		41,730,042	41,126,182

Property operating expenses	3,756,168	3,548,799		8,287,578	7,906,576
Real estate taxes	2,814,133	2,866,203		5,576,294	5,904,971
	6,570,301	6,415,002		13,863,872	13,811,547

Net operating income – same properties (54 properties)2	14,129,796	13,715,128	3.0%	27,866,170	27,314,635	2.0%

Reconciliation to Most Directly Comparable GAAP Measure:

Net operating income – same properties	$14,129,796	$13,715,128		$27,866,170	$27,314,635
Other income (expense), net	(13,743,183)	(17,735,683)		(28,186,374)	(32,409,870)
Dividends on preferred shares	(1,443,750)	—		(2,887,500)	—
Net loss attributable to common shareholders	$(1,057,137)	$(4,020,555)		$(3,207,704)	$(5,095,235)

____________________
1	Same Property analysis excludes Courthouse Shadows, Four Corner Square, Rivers Edge, The Centre and Bolton Plaza properties as the Company pursues redevelopment of these properties.

2
Same Property net operating income is considered a non-GAAP measure because it excludes net gains from outlot sales, write offs of straight-line rent and lease intangibles, bad debt expense and related recoveries, lease termination fees and significant prior year expense recoveries and adjustments and other significant non-recurring revenues and expenses, if any.

The Company believes that Net Operating Income (“NOI”) is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that Same Property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of the Company's properties.  Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of the Company's financial performance.